EXHIBIT 99.3

            SUMMARY OF AVOCENT CORPORATION 2005 EXECUTIVE BONUS PLAN

Plan Background.

     The Avocent Corporation 2005 Executive Bonus Plan (the "Plan") was adopted by the Compensation Committee of the Board of Directors of Avocent Corporation (the "Company") and is designed to attract and retain qualified key executives critical to the Company's growth and long-term success. The Company's Compensation Committee is comprised of three independent non-employee directors. From time to time, the Company engages independent compensation consultants to advise the Compensation Committee on compensation and benefit matters.

     It is the objective of the Company's Compensation Committee and the Board of Directors to have a portion of each executive's compensation contingent upon the Company's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) annual base salary, (ii) annual bonus based on the achievement of certain financial targets for the Company and performance goals established for the Company and for the executive officer, and (iii) stock-based benefit plans that are designed to strengthen the mutuality of interests between the executive officer and the Company's stockholders. The 2005 Executive Bonus Plan is designed to meet the second of these three elements, and bonuses to be awarded under the Plan by the Compensation Committee are based on objective and subjective standards. In awarding executive bonuses, the Compensation Committee considers the Company's success in achieving specific financial goals and objectives, including earnings growth, and each executive's success in achieving certain individual goals and objectives. The Compensation Committee has the authority to award additional bonuses based on its evaluation of an executive's performance during a year.

Plan Summary.

     The Plan is designed to reward executives on a graduated scale for annual performance by the Company that is above and beyond reasonable or normal performance, and the maximum award under the Plan is 95% of base pay for the CEO, 85% of base pay for senior executives, and 45% of base pay for other designated executives. The Plan generally consists of three components--a financial component based on the achievement of specified levels of reported earnings per share (calculated after any bonuses payable are deducted and after certain adjustments for dilution attributable to acquisitions), a component weighted equally between the achievement of specified corporate-wide goals applicable to all executives and specified individual goals tailored to the individual executive, and for all executives other than the CEO, a discretionary component based on the CEO's recommendation to the Compensation Committee. The Plan includes a threshold for EPS growth that must be met before any bonus under the Plan can be paid.

Corporate and Individual Objectives.

     The specific Company-wide and individual goals and objectives will be communicated to each eligible executive and represent target levels or other achievements with respect to specific quantitative or qualitative performance related factors, or factors or criteria involving confidential commercial or business information, the disclosure of which would have an adverse effect on the Company.